UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):           May 16, 2006

NCO Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	0-21639	23-2858652

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

507 Prudential Road, Horsham, Pennsylvania		19044

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (215) 441-3000

Not Applicable

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     On May 16, 2006, NCO Group, Inc. (“NCO”) named John R. Schwab, formerly NCO’s Senior Vice President, Finance and Chief Accounting Officer as NCO’s Executive Vice President, Finance, Chief Financial Officer and Treasurer and named Steven L. Winokur, formerly NCO’s Executive Vice President, Chief Financial Officer, and Chief Operating Officer – Shared Services, as NCO’s Executive Vice President and Chief Operating Officer – Shared Services. A copy of NCO’s press release announcing these management changes is furnished herewith as Exhibit 99.1.

     John R. Schwab, 38, has served as NCO’s Senior Vice President, Finance and Chief Accounting Office since April 2004. From June 2003 to April 2004, Mr. Schwab served as the Chief Financial Officer of RMH Teleservices, Inc., a provider of customer relationship management services, which NCO acquired in April 2004. From September 2000 to May 2003, Mr. Schwab was employed by Inrange Technologies, Inc., a data storage networking company, most recently as the Chief Financial Officer. Prior to that, Mr. Schwab worked for Arthur Andersen, a public accounting firm, for 11 years, most recently as Senior Manager in the Growth Company Practice.

     Mr. Schwab’s employment agreement with NCO provides for an employment term commencing on April 1, 2004 and ending on April 1, 2007 (the “Initial Term”), unless sooner terminated pursuant to certain early termination provisions set forth in the employment agreement. The term automatically renews for an additional term of one year from year to year thereafter (each an “Additional Term”) unless Mr. Schwab or NCO gives 60 days’ notice before the expiration of the Initial Term or any Additional Term of such party’s intention to terminate the employment agreement.

     Mr. Schwab’s employment agreement provides that, in the event his employment is terminated by NCO other than for cause (as defined in the employment agreement) during the Initial Term, NCO shall continue to pay Mr. Schwab his base salary for eighteen months (“Severance Period”). In addition, Mr. Schwab’s employment agreement provides that, in the event his employment is terminated by NCO other than for cause during an Additional Term, NCO shall continue to pay Mr. Schwab his base salary for a period of time calculated as follows: for each extension of the employment agreement for an Additional Term, the Severance Period shall be reduced by three months. For example, the severance period during a first Additional Term would be fifteen months and the severance period during a second Additional Term would be twelve months. In addition to a non-disclosure covenant, Mr. Schwab’s employment agreement also contains a non-competition covenant.

     Mr. Schwab’s base salary for 2006 of $325,000 was determined in accordance with his employment agreement, which sets forth a minimum base salary level and provides that the minimum annual adjustment to his base salary shall be in accordance with the Consumer Price Index (“CPI”). Mr. Schwab’s employment agreement provides that he is eligible to receive an annual bonus of up to 75% of his base salary, payable 80% in cash and 20% restricted stock units. In addition, in accordance with his employment agreement, Mr. Schwab has the use of an automobile leased by the company. Mr. Schwab is also entitled to participate in all of NCO’s employee benefit plans or programs made available to other similarly situated employees of NCO, including long-term incentive compensation plans, a deferred compensation plan and those benefits that are generally available to all full-time employees of NCO, such as participation in group medical, disability and life insurance plans and a 401(k) plan.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

No.	Description

99.1	Press Release dated May 22, 2006.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCO GROUP, INC.

Date: May 22, 2006	By:	/s/ Steven L. Winokur

	Name:	Steven L. Winokur
	Title:	Executive Vice President and Chief Operating Officer – Shared Services

EXHIBIT INDEX

No.	Description

99.1	Press Release dated May 22, 2006.